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                                                                   EXHIBIT 99.1


                        NEWFIELD COMPLETES REDEMPTION OF
                     CONVERTIBLE TRUST PREFERRED SECURITIES


FOR IMMEDIATE RELEASE

HOUSTON -- (JUNE 30, 2003) - NEWFIELD EXPLORATION COMPANY (NYSE:NFX) completed the redemption of all of its outstanding 6 1/2% Cumulative Quarterly Income Convertible Preferred Securities (QUIPS) on June 27, 2003. The holders of only a small number of QUIPS elected to convert their QUIPS into shares of Newfield common stock prior to the redemption date. The redemption price, inclusive of accrued but unpaid distributions through the redemption date, on a per share of underlying common stock basis was $38.59 ($38.31 excluding accrued but unpaid distributions). The total redemption price, exclusive of accrued but unpaid distributions, was approximately $148.4 million.

         Newfield financed the redemption with the net proceeds from the issuance and sale of 3,500,000 shares of its common stock on May 27, 2003 (approximately $131.2 million, or $37.49 per share) and borrowings under its revolving credit facility.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko Basin and offshore northwest Australia.

Newfield Exploration Company                         For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020           Steve Campbell
Houston, TX 77060                                    (281) 847-6081
www.newfld.com                                       info@newfld.com

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